EXHIBIT 12(a)(1)

AMBASSADOR FUNDS

CODE OF ETHICS FOR PRINCIPAL OFFICERS

I.

Introduction

This Code of Ethics ("Code") applies to the principal executive officer, principal financial officer, principal accounting officer or controller, and any other person performing similar functions ("Principal Officers") of Ambassador Funds, a Delaware business trust (the "Company") that is registered as an investment company under the Investment Company Act of 1940, as amended. This Code is intended to deter wrongdoing and promote honest and ethical conduct (including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships); full, fair, accurate, timely and understandable disclosure in public reports and other public communications; compliance with applicable laws, rules and regulations; proper internal reporting of violations of this Code; and accountability for adherence to this Code.  If you have any questions regarding the best course of action in a particular situation, you should promptly contact legal counsel to the Company who is Paul Rentenbach of the firm of Dykema Gossett PLLC, at 400 Renaissance Center, Detroit, Michigan 48243.  His telephone number is 313-568-6973 and his e-mail address is prentenbach@dykema.com.

II.

Principles and Responsibilities

In performing his or her duties, each of the Principal Officers must:

(a)

Engage in and promote honest and ethical conduct,

        including the ethical handling of actual or apparent

        conflicts of interest between personal and professional

        relationships;

(b)

Comply with the Company's accounting policies and practices,

        and provide, or cause to be provided, full, fair, accurate,

        timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities

        Exchange Commission and in other public communications made by the Company;

(c)

Comply and take all reasonable actions to cause others to

        comply with applicable governmental laws, rules, laws and

        regulations, as well as the rules and regulations of

        self-regulatory organizations of which the Company is a member;

        and

(d)

Promptly report any actual or suspected violations of the Code to a member of the Company's Audit Committee or to the Company's legal counsel.

III.

Waivers

Any waiver of this Code for any Principal Officer must be approved by the Company's Audit Committee and must be promptly disclosed as required by law and any applicable listing standards relating to the market in which the Company's stock is principally traded.  Requests for waivers must be made in writing to the Company's legal counsel.

IV.

Adherence and Accountability

Each Principal Officer will be held accountable for his or her adherence to the Code.  The failure of any Principal Officer to comply with the Code may result in disciplinary action, up to and including termination of employment. Violations of this Code may also constitute violations of law and may result in civil and criminal penalties for the Principal Officers and/or the Company.

V.

Disclaimer

This Code is not intended and does not create any rights in any employee, customer, supplier, competitor, shareholder or any other person or entity.

VI.

Annual Principal Officer Acknowledgment

Each Principal Officer must sign the Acknowledgment set forth below verifying that he or she has read and understand the Code and that he or she has and will continue to abide by the Code's terms.

CODE OF ETHICS ACKNOWLEDGMENT

In my role as ____________________    for Ambassador Funds, I acknowledge that I have received a copy of the Code of Ethics and understand and agree that it is my responsibility to read the Code of Ethics and to abide by its provisions. I further understand that my continued employment requires me to adhere to the rules, policies and standards set forth in the Code of Ethics, and that any failure to abide by such rules, policies and standards may result in disciplinary action, including possible termination of employment.

To the best of my knowledge, I have not violated any provision of the Code of Ethics, and am not aware of any violation by the Company or any other personnel.

__________________________________

      ______________________________

(Signature)

(Title)

__________________________________

(Print Name)

___________________________________

(Date)